Exhibit 5.1

[LETTERHEAD OF PHILLIPS LYTLE LLP]

Life Storage, Inc. 6467 Main Street Williamsville, NY 14221-5890	September 15, 2021

Ladies and Gentlemen:

We have acted as counsel to Life Storage, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of 2,875,000 shares (the “Shares”) of common stock, $.01 par value per share, of the Company, including shares to be issued and sold pursuant to an option granted to the underwriters, pursuant to the Company’s prospectus supplement dated September 13, 2021 (“Prospectus Supplement”) to the prospectus dated June 11, 2021 included in the Company’s Registration Statement on Form S-3 (File No. 333-257031) (the “Registration Statement”) filed by the Company on June 11, 2021 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinion set forth below, we have examined:

1. The Registration Statement and the related base prospectus included therein;

2. The Prospectus Supplement with respect to the Shares dated as September 13, 2021 pursuant to Rule 424(b) under the Securities Act;

3. The Amended and Restated Articles of Incorporation of the Company, as amended;

4. The Bylaws of the Company, as amended;

5. Resolutions adopted by the Board of Directors and committees of the Board of the Company relating to the registration and issuance of the Shares (the “Resolutions”), as provided to us by the Company;

6. The Underwriting Agreement dated September 13, 2021 by and among the Company, Life Storage LP, Life Storage Holdings, Inc. and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Life Storage, Inc.	September 15, 2021

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Based upon and subject to the foregoing, we hereby render the following opinion:

The Shares, when (i) issued and sold as contemplated by the Prospectus Supplement and the Underwriting Agreement, and (ii) the Company has received the consideration provided for in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

Life Storage, Inc.	September 15, 2021

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the reference to our firm under the caption “Legal Matters” in the applicable Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/Phillips Lytle LLP

Phillips Lytle LLP